THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of October 31, 2006, among Ply Gem Industries, Inc. (the “Company”), Alcoa Home Exteriors, Inc. (“Alcoa”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company, Ply Gem Holdings, Inc., Great Lakes Window, Inc., Kroy Building Products, Inc., Napco, Inc., Napco Window Systems, Inc., Thermal-Gard, Inc., Variform, Inc., and the Trustee entered into an indenture dated as of February 12, 2004 to provide for the issuance of the Company’s 9% Senior Subordinated Notes due 2012;

WHEREAS, the Company, MWM Holding, Inc. (“MWM Holding”), MW Manufacturers Corp. (“MW Manufacturers”), MW Manufacturers, Inc. (“MW”), Patriot Manufacturing, Inc. (“Patriot”), Lineal Technologies, Inc. (“Lineal”), and the Trustee entered into the First Supplemental Indenture, dated as of August 27, 2004, to provide for the addition of MWM Holding, MW Manufacturers, MW, Patriot and Lineal as Guarantors under the indenture dated as of February 12, 2004;

WHEREAS, the Company, AWC Holding Company (“AWC”), Alenco Holding Corporation (“Alenco”), Alenco Extrusion Management, L.L.C. (“AEM”), New Alenco Extrusion, Ltd. (“NAE”), Alenco Extrusion GA, L.L.C. (“AEGA”), Aluminum Scrap Recycle, L.L.C. (“ASR”), Alenco Building Products Management, L.L.C. (“ABP”), New Alenco Window, Ltd. (“NAW”), Alenco Window GA, L.L.C. (“AWGA”), Alenco Trans, Inc. (“AT”), Glazing Industries Management, L.L.C. (“GIM”), New Glazing Industries, Ltd. (“NGI”), Alenco Interests, L.L.C. (“AI”), and AWC Arizona, Inc. (“AWCA”), and the Trustee entered into the Second Supplemental Indenture, dated as of February 24, 2006, to provide for the addition of AWC, Alenco, AEM, NAE, AEGA, ASR, ABP, NAW, AWGA, AT, GIM, NGI, AI and AWCA as Guarantors under the indenture dated as of February 12, 2004 (as so supplemented, the “Indenture”);

WHEREAS, on the date hereof, the Company has acquired all of the issued and outstanding stock of Alcoa;

WHEREAS, pursuant to Section 4.16 of the Indenture, Alcoa, as a new Restricted Subsidiary, is required to enter into this Supplemental Indenture (the “Supplemental Indenture”) as a Guarantor;

WHEREAS, the Company, Alcoa and the Trustee are authorized to enter into this Supplemental Indenture;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained in this Supplemental Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, the Company, Alcoa and the Trustee hereby agree for the equal and the ratable benefit of all Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions. For purposes of this Supplemental Indenture, the terms defined in the recitals shall have the meanings therein specified; any terms defined in the Indenture and not defined herein shall have the same meanings herein as therein defined; and references to Articles or Sections shall, unless the context indicates otherwise, be references to Articles or Sections of the Indenture.

ARTICLE II

GUARANTEES OF NOTES AND OTHER PROVISIONS

2.1  Guarantees.

(a)  Alcoa hereby, jointly and severally with the other Guarantors, unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuers or any other Guarantors to the Holders or the Trustee hereunder or thereunder: (a) (x) the due and punctual payment of the principal of, premium, if any, and interest on the Notes when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and (z) the due and punctual payment and performance of all other obligations of the Issuer and all other obligations of the other Guarantors (including under the Note Guarantees), in each case, to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 of the Indenture), all in accordance with the terms hereof and thereof (collectively, the “Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the due and punctual payment and performance of Guarantee Obligations in accordance with the terms of the extension or renewal, whether at maturity, upon redemption or repurchase, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, or failing performance of any other obligation of the Issuers to the Holders under the Indenture or under the Notes, for whatever reason, Alcoa shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Default under the Indenture or the Notes shall constitute an event of default under the Note Guarantees, and shall entitle the Holders of Notes to accelerate the obligations of Alcoa thereunder in the same manner and to the same extent as the obligations of the Issuers.

(b)  Alcoa, the Trustee and each Holder by its acceptance of a Note hereby agrees that the Note Guarantee of Alcoa provided hereunder shall be subject to all terms, provisions and conditions in the Indenture that relate to a Note Guarantee (including, without limitation, Article 11 of the Indenture). Alcoa further agrees to be bound by, and to comply with, all provisions of the Indenture and Note Guarantee that are applicable to a Guarantor that is a Restricted Subsidiary.

2.2  Execution and Delivery of Note Guarantees. The delivery of any Note by the Trustee, after the authentication thereof under the Indenture, shall constitute due delivery of the Note Guarantees on behalf of Alcoa.

2.3  No Personal Liability. No stockholder, officer, director, employee or incorporator, past, present or future, of Alcoa, as such, shall have any personal liability under the Note Guarantees of Alcoa by reason of his, her or its status as such stockholder, officer, director, employee or incorporator.

ARTICLE III

MISCELLANEOUS

3.1  Effect of the Supplemental Indenture. This Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, the Indenture and the Notes issued thereunder shall continue in full force and effect.

3.2  Counterparts. This Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

3.3  GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed on this 31st day of October, 2006.

PLY GEM INDUSTRIES, INC.

By:___________________________

                              Name: Shawn K. Poe
                          Title: Vice President, and Chief Financial
                  Officer, Treasurer and Secretary

ALCOA HOME EXTERIORS, INC.

By:___________________________

Name: Shawn K. Poe
                    Title: Vice President, Treasurer and Secretary

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:_______________________

Name:
                                Title: